UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2005

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On January 31, 2005, SIRVA, Inc. (“SIRVA”) entered into an amendment (the “Amendment”) of the definitive agreement, dated December 22, 2004, among certain SIRVA subsidiaries and affiliates of Wincanton plc (the “Purchase Agreement”), to sell all of the outstanding stock of each of the three companies that collectively operate SIRVA’s European Specialized Transportation business.

Under the terms of the Amendment, the aggregate purchase price was changed to €9 million (approximately $11.7 million), and Wincanton agreed to waive the right to make certain warranty claims related to the events that caused the decrease in purchase price.  Primarily, these events related to lower than expected trading results for the business in December 2004.

The description of the Amendment set forth above is qualified in its entirety by reference to the actual terms of the Amendment, which will be filed by SIRVA as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2004.

Item 8.01                                 Other Events.

On February 1, 2005, SIRVA completed the disposition of its European Specialized Transportation business.  As previously announced, on December 22, 2004 the Purchase Agreement was entered into by certain SIRVA subsidiaries (collectively, the “Selling Subsidiaries”) to sell all of the outstanding stock of each of midiData Logistik GmbH, North American (UK) Limited and SIRVA Netherlands BV, the three companies (the “Target Companies”) that collectively operate SIRVA’s European Specialized Transportation business.

All of the outstanding capital stock of the Target Companies was sold to various affiliates of Wincanton plc, a leading European supply chain solutions company headquartered in the United Kingdom.  SIRVA Worldwide, Inc., a subsidiary of SIRVA, has guaranteed the obligations of the Selling Subsidiaries under the Purchase Agreement.

Under the terms of the Purchase Agreement, as amended (see Item 1.01 above), the Selling Subsidiaries sold the stock of the Target Companies for an aggregate base purchase price of €9 million, to be increased by the amount of cash and decreased by the amount of external debt of each of the Target Companies.  In addition, the base purchase price is subject to adjustment based on changes in the Target Companies’ net asset values at closing compared to a targeted amount.

The description of the Purchase Agreement set forth above is qualified in its entirety by reference to the actual terms of the Purchase Agreement, which will be filed by SIRVA as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2004.

Item 9.01                                             Financial Statements and Exhibits.

(a)                               Financial Statements of Business Acquired.

Not applicable.

(b)                               Pro Forma Financial Information.

Not applicable.

(c)                                Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: February 2, 2005
	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President, General Counsel & Secretary